As filed with the Securities and Exchange Commission on March 30, 2017

Registration No. 333-91266

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-91266

UNDER

THE SECURITIES ACT OF 1933

MENTOR GRAPHICS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Oregon	93-0786033
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8005 S.W. Boeckman Road

Wilsonville, OR 97070-7777

(Address, Including Zip Code, of Principal Executive Offices)

Options assumed by Mentor Graphics Corporation originally granted under the

Summit Design, Inc. 1994 Stock Plan

Summit Design, Inc. 1996 Director Option Plan

Summit Design, Inc. 1997 Nonstatutory Stock Option Plan

Viewlogic Systems, Inc. 1998 Stock Incentive Plan

Transcendent Design Technology, Inc. Stock Option Plan

PADS Software, Inc. 1998 Stock Option Plan

Innoveda, Inc. 2000 Amended and Restated 2000 Stock Incentive Plan

(Full Title of the Plan)

Dean Freed, Vice President and General Counsel

Mentor Graphics Corporation

8005 S.W. Boeckman Road

Wilsonville, OR 97070-7777

Tel: (503) 685-7000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement filed by Mentor Graphics Corporation, an Oregon corporation (the “Registrant”), on Form S-8 (the “Registration Statement”):

•	Registration Statement No. 333-91266, originally filed with the Securities and Exchange Commission (the “SEC”) on June 26, 2002, which registered the offer and sale of 1,838,827 shares of the Registrant’s common stock issuable pursuant to options assumed by the Registrant in connection with the merger by and among the Registrant, Indiana Merger Corporation and Innoveda, Inc., and originally granted under the Summit Design, Inc. 1994 Stock Plan, the Summit Design, Inc. 1996 Director Option Plan, the Summit Design, Inc. 1997 Nonstatutory Stock Option Plan, the Viewlogic Systems, Inc. 1998 Stock Incentive Plan, the Transcendent Design Technology, Inc. Stock Option Plan, the PADS Software, Inc. 1998 Stock Option Plan and the Innoveda, Inc. 2000 Amended and Restated 2000 Stock Incentive Plan.

The Registrant is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove any unissued and unsold securities issuable by the Registrant pursuant to the above-referenced Registration Statement.

On March 30, 2017, pursuant to the Agreement and Plan of Merger, dated as of November 12, 2016 (the “Agreement”), by and between the Registrant, Siemens Industry, Inc., a Delaware corporation (“Parent”), and Meadowlark Subsidiary Corporation, an Oregon Corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), Merger Subsidiary merged with and into the Registrant, with the Registrant continuing as the surviving corporation.

As a result of the consummation of the transactions contemplated by the Agreement, the Registrant has terminated all offerings of its securities pursuant to the above-referenced Registration Statement. In accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all such securities of the Registrant registered under the Registration Statement that remain unsold as of the date this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilsonville, State of Oregon, on March 30, 2017. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

MENTOR GRAPHICS CORPORATION

By:	/s/ Dean Freed
Dean Freed
Vice President and General Counsel

By:	/s/ Richard Trebing
Richard Trebing
Vice President, Finance and Chief Accounting Officer